Exhibits

Exhibit 4.9

Share Sale and Purchase

Agreement

Relating to 2,222,222 Series

‘C’ Shares in Clearswift

Systems Limited

Dated	2003

Amadeus II (1)

Cazenove (2)

Baltimore Technologies (UK) Limited (3)

Exhibits

DATE	September 2003

PARTIES

(1)	AMADEUS II ‘A’, a limited partnership established in England under the Limited Partnerships Act 1907 whose principal place of business is at Mount Pleasant House, 2 Mount Pleasant, Cambridge, CB3 0RN, acting by its manager Amadeus Capital Partners Limited, having its principal place of business and registered office respectively at Mount Pleasant House, 2 Mount Pleasant, Cambridge, CB3 0RN (“Amadeus II A”);

AMADEUS II ‘B’, a limited partnership established in England under the Limited Partnerships Act 1907 whose principal place of business is at Mount Pleasant House, 2 Mount Pleasant, Cambridge, CB3 0RN, acting by its manager and agent Amadeus Capital Partners Limited, having its principal place of business and registered office respectively at Mount Pleasant House, 2 Mount Pleasant, Cambridge, CB3 0RN (“Amadeus II B”);

AMADEUS II ‘C’, a limited partnership established in England under the Limited Partnerships Act 1907 whose principal place of business is at Mount Pleasant House, 2 Mount Pleasant, Cambridge, CB3 0RN, acting by its manager and agent Amadeus Capital Partners Limited, having its principal place of business and registered office respectively at Mount Pleasant House, 2 Mount Pleasant, Cambridge, CB3 0RN (“Amadeus II C”);

AMADEUS II GmbH & Co KG, a limited partnership established in Germany whose principal place of business is at Max-Joseph Strasse 7, 80333 Munich c/o VCM Venture Capital Management und Beteiliglingsgesellschaft GmbH, acting by its manager and agent Amadeus Capital Partners Limited, having its principal place of business and registered office respectively at Mount Pleasant House, 2 Mount Pleasant, Cambridge, CB3 0RN (“Amadeus II Kg”); and

AMADEUS II AFFILIATES FUND LP a limited partnership established under the Delaware Partnership Act whose principal place of business is at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, USA, acting by its manager Amadeus Capital Partners Limited, having its principal place of business and registered office respectively at Mount Pleasant House, 2 Mount Pleasant, Cambridge, CB3 0RN (“Amadeus II Affiliates”);

(together being referred to in this Agreement as “Amadeus”);

(2)	CAZENOVE NEW EUROPE ACCESS FUND NO.1 LIMITED PARTNERSHIP, (“Cazenove I”), acting by its general partner, Cazenove New Europe (GP) Limited (“Cazenove New Europe”) whose principal place of business is at 20 Moorgate, London, EC2R 6DA; and

CAZENOVE NEW EUROPE ACCESS FUND NO.2 LIMITED PARTNERSHIP, (Cazenove II”) acting by its general partner, Cazenove New Europe whose principal place of business is at 20 Moorgate, London, EC2R 6DA;

(Cazenove I and Cazenove II being together referred to in this Agreement as “Cazenove”); and

(3)	BALTIMORE TECHNOLOGIES (UK) LIMITED a company registered in England and Wales (number 1467493) whose registered office is at Innovation House, Mark Road, Hemel Hempstead, Hertfordshire HP2 7DN (“the Vendor”).

Exhibits

INTRODUCTION

(A)	Clearswift Systems Limited (“the Company”) is a private company registered in England and Wales under number 1607372.

(B)	The Vendor owns 2,222,222 series ‘C’ convertible preferred ordinary shares of 0.06742p in the capital of the Company and intends to sell such shares to the Purchasers.

OPERATIVE PROVISIONS

1	Interpretation

1.1	In this Agreement the following words and expressions have the following meanings, unless the context requires otherwise:

Completion Date	means the date of completion of this Agreement as agreed between the parties (being not later than two business days after the date of completion of the Investor Financing)

Condition	the condition described in clause 3.1

Investor Financing	the proposed re-financing of the Company by the Purchasers and other investors

Purchasers	Cazenove and Amadeus

Shares	2,222,222 issued series ‘C’ convertible preferred ordinary shares of 0.06742p in the capital of the Company

1.2	In this Agreement a document expressed to be in the “agreed form” means a document in a form which has been agreed by the Parties on or before this Agreement and signed or initialled by them or on their behalf, for the purposes of identification.

2	Sale and purchase of the Shares

2.1	On Completion the Vendor shall sell as legal and beneficial owner and with full title guarantee and the Purchasers will purchase the Shares free from all options, liens, charges and other encumbrances of whatever nature and with all rights attaching to the Shares with effect from the date of this Agreement for an aggregate price of £2,750,000 in accordance with the terms of this Agreement and as set out in the Schedule.

2.2	The parties obligations under clause 2.1 shall be several, and not joint, and each party shall only be liable for the consideration set opposite its name in the Schedule.

3	Conditions to Completion

3.1	Subject to clause 3.3 this Agreement shall be conditional upon the completion of the Investor Financing in accordance with its terms.

3.2	In the event that the Condition has not been satisfied or waived by 31 December 2003 then, subject to clause 3.3, no Party shall have any claim against the others and the Parties shall revert to their positions prior to the date of this Agreement and this Agreement shall be deemed to have been of no effect and none of the Parties shall have any further obligations or liability under it (except in respect of those terms that survive termination pursuant to clause 3.3).

3.3	Clause 5 of this Agreement shall be effective immediately and shall survive any termination of this Agreement.

Exhibits

4	Completion

Completion of the acquisition of the Shares shall take place at the offices of SJ Berwin, 222 Grays Inn Road, London WC1X 8XF on the Completion Date (or such other place or time as may be agreed between the Parties) when:

(a)	the Vendor shall deliver or procure the delivery to the Purchasers of the following agreed form documents:

(i)	certificate(s) for the Shares;

(ii)	stock transfer forms in respect of the Shares duly executed by the Vendor in favour of the Purchasers; and

(iii)	an irrevocable power of attorney executed by the Vendor to enable the Purchaser (during the period prior to registration of the transfer of the Shares) to exercise all voting and other rights attached to the Shares; and

(b)	the Purchasers shall pay, in the proportions set out in the Schedule, the consideration payable in respect of the Shares by electronic funds transfer for value on the day of completion to the Vendor’s bank account as follows:

Account holder:	Baltimore Technologies (UK) Limited

Account No:	80899323

Sort Code:	55-81-26

Bank:	National Westminster Bank Plc

Branch:	Winchester Branch, Old Bank Branch, 105 High Street, Winchester, Hants.

5	General

5.1	Governing Law

5.1.1	This Agreement is governed by and is to be construed in accordance with English law and the parties hereby submit to the exclusive jurisdiction of the English Courts

5.1.2	Each of the parties acknowledges that the liability of the limited partners in Amadeus II Kg for the purposes of this Agreement and otherwise is limited and, notwithstanding clause 5.1.1 shall be regulated in accordance with the law of the jurisdiction in which that partnership is registered or otherwise constituted.

5.2	Entire Agreement

The parties agree that this Agreement and all documents to be entered into pursuant to this Agreement (together the “Transaction Documents”) supersede any prior discussions, understandings and agreements between the parties concerning their subject matter (including the Heads of Agreement between the parties dated 22 August 2003) and the Transaction Documents constitute the entire and only agreement between the Parties concerning their subject matter provided always that this clause shall not exclude or limit any liability or right which arises as a result of any fraudulent misrepresentation.

5.3	Confidentiality

The existence and terms of this Agreement are and shall remain confidential to the parties, the Company, their legal advisers, accounting advisors, auditors, bankers and insurers save as requested by any relevant tax authorities or required by law and/or regulation.

Exhibits

5.4	Assignment

None of the Parties shall purport to assign, mortgage or make over this Agreement or any part thereof.

5.5	Waiver

No relaxation, forbearance, delay or indulgence by any party in enforcing any of the terms and conditions of this Agreement or the granting of time by any party to any other shall prejudice, affect or restrict the rights and powers of the said party hereunder nor shall any waiver by any party of any breach hereof operate as a waiver on any subsequent or any continuing breach hereof.

5.6	Variation

No amendment or other variation to this Agreement shall be effective unless it is in writing, is dated and is signed on behalf of the Parties hereto.

5.7	Additional Steps

Each Party to this agreement shall execute and deliver such other documents and do such other acts and things as may be necessary or desirable to carry out the terms, provisions and purposes of this agreement.

5.8	General

This Agreement may be executed in counterparts (whether original or facsimile), all of which shall, taken together, constitute one and the same Agreement. Each counterpart, whether original or facsimile, shall be deemed to be an original hereof.

5.9	Several Liability

The obligations and liabilities of the Purchasers under this Agreement shall be several only, and not joint, and no Purchaser shall be liable for any breach or default of this Agreement by any other Purchaser.

5.10	Costs

Each party shall pay its own costs and expenses in relation to the registration, preparation and implementation of this Agreement (and the documents referred to herein).

5.11	Interest

If any amount required to be paid under this Agreement is not paid when it is due, such amount shall bear interest at the rate of two per cent per annum over LIBOR from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgement.

5.12	Notices

Subject to clause 5.13 any notice, consent or other communication required to be sent or given hereunder by either the Vendor, on the one part or the Purchasers, on the other shall in every case be in writing and shall be deemed properly served if:

(a)	delivered personally;

(b)	sent by registered or certified mail, in all such cases with first class postage prepaid;

(c)	delivered by a recognised overnight courier service; or

(d)	sent by facsimile transmission

Exhibits

if to the Vendor to:

Attention: The Chief Executive

Tel: +44 (0)1442 342 600

Fax: +44 (0)1442 266438

if to the Purchasers to:

Cazenove:	Att: Simon Cook/Tom Cairns

Tel: +44 (0) 20 7588 2828

Fax: +44 (0) 20 7155 9000

and

Amadeus:	Att: Richard Anton/Edward Snow

Tel: +44 (0) 20 7024 6900

Fax: +44 (0) 20 7024 6999

with a copy to:

SJ Berwin:	Att: Mark Sanders/Ylan Steiner

Tel: +44 (0) 20 7533 2222

Fax: +44 (0) 20 7533 2000

The date of service of any such notice shall be:

(a)	the date such notice is personally delivered if delivered on a Business Day during normal working hours or the next succeeding Business Day if it is personally delivered on a day other than a Business Day or is personally delivered after normal working hours; or

(b)	three Business Days after the date of mailing if sent by certified or registered mail; or

(c)	one Business Day after the date of delivery to the overnight courier if sent by overnight courier; or

(d)	the next succeeding Business Day after transmission by facsimile.

Nothing in this Agreement shall affect the right to serve process on either the Vendor or either of the Purchasers in any other manner permitted by law.

6	Warranties

Each of the Purchasers on the one part and the Vendor on the other part severally warrants to the other that:

(a)	it has the corporate power to execute, perform and observe this Agreement and any document to be executed pursuant to this Agreement;

(b)	it has obtained all necessary shareholder and other corporate action and has obtained all other necessary consents, approvals and registrations to authorise the execution, performance and observance of this Agreement and any document to be executed pursuant to this Agreement;

(c)	the execution, performance and observance by it of this Agreement and any document to be executed pursuant to this Agreement will not result in any violation of its constitutive documents, or any provision contained in any agreement or instrument to which it is a party or by which it is bound or any law, rule, regulation, judgement, decree or order applicable to it;

Exhibits

(d)	this Agreement and each document executed pursuant to this Agreement constitutes legally valid and binding obligations of it, enforceable in accordance with its terms; and

(e)	so far as they are actually aware (without having made any enquiries for the purposes of this Agreement) no action nor any steps have been taken or legal proceedings have been started for winding-up, dissolution, bankruptcy or reorganisation, the enforcement of any encumbrance over assets of or for the appointment of a receiver, an administrative receiver or administrator or similar officer of any of its assets nor have any analogous steps been taken.

Exhibits

Schedule

Purchaser Entities and Consideration

Purchaser	Number of Shares	Consideration (£)

Cazenove I	452,667	560,175
Cazenove II	658,444	814,825
Amadeus II A	500,000	618,750
Amadeus II B	333,334	412,500
Amadeus II C	233,333	288,750
Amadeus II Kg	11,111	13,750
Amadeus Affiliates	33,333	41,250
Total	2,222,222	2,750,000

Exhibits

ATTESTATIONS

Signed by	)
CAZENOVE NEW EUROPE ACCESS FUND	)
No.1 LIMITED PARTNERSHIP	)
By:	)
acting on behalf of its	)
general partner	)
CAZENOVE NEW EUROPE (GP) LIMITED	)

Signed by	)
CAZENOVE NEW EUROPE ACCESS FUND	)
No.2 LIMITED PARTNERSHIP	)
By:	)
acting on behalf of its	)
general partner	)
CAZENOVE NEW EUROPE (GP) LIMITED	)

SIGNED by	)
for and on behalf of	)
AMADEUS CAPITAL PARTNERS LIMITED	)
in its capacity as manager of	)
AMADEUS II ‘A’	)
in the presence of:	)

SIGNED by	)
for and on behalf of	)
AMADEUS CAPITAL PARTNERS LIMITED	)
in its capacity as manager of	)
AMADEUS II ‘B’	)
in the presence of:	)

SIGNED by	)
for and on behalf of	)
AMADEUS CAPITAL PARTNERS LIMITED	)
in its capacity as manager of	)
AMADEUS II ‘C’	)
in the presence of:	)

Exhibits

SIGNED by	)
for and on behalf of	)
AMADEUS CAPITAL PARTNERS LIMITED	)
in its capacity as manager of	)
AMADEUS II GMBH & CO KG	)
in the presence of:	)

SIGNED by	)
for and on behalf of	)
AMADEUS CAPITAL PARTNERS LIMITED	)
in its capacity as manager of	)
AMADEUS II AFFILIATES FUND LP	)
in the presence of:	)

Executed and delivered	)
as a Deed by BALTIMORE	)
TECHNOLOGIES (UK) LIMITED	)

/s/ Bijan Khezri
Bijan Khezri
Director

/s/ Philip Smith
Philip Smith
Director/Secretary